                                                                    EXHIBIT 99.1


PRESS RELEASE


                                     Contact:  E. Wayne Ray, Jr.
                                               Chief Financial Officer
                                               (713) 529-3251
                                               Elizabeth B. Woodard
                                               Vice President & General Counsel
                                               (713) 525-9502


For release at 7:00 a.m. CDT

RIVIANA FOODS REPORTS THIRD QUARTER EARNINGS

         Houston, Texas (April 29, 2004) -- RIVIANA FOODS INC. (NASDAQ/NMS:RVFD) reported earnings of $0.43 per diluted share for the third quarter ended March 28, 2004, compared to earnings of $0.46 per diluted share for the same period last year. Net income was $6.4 million, on sales of $116.1 million, versus net income of $6.7 million, on sales of $99.4 million, for the third quarter of fiscal 2003. Operating income for the quarter was $9.1 million, up 6% from the $8.6 million reported for the prior year.

         For the nine months, Riviana earned $18.1 million, or diluted earnings per share of $1.22, on sales of $330.6 million. This compares to earnings of $21.5 million, or diluted earnings per share of $1.48, on sales of $292.8 million last year. Net income for the first nine months of fiscal 2003 reflected a $1.4 million, or $0.10 per diluted share, reduction in tax expense resulting from the favorable resolution of a foreign tax matter. Excluding this one-time benefit, net income for the period was $1.38 per diluted share. Operating income for the nine-month period of fiscal 2004 was $24.6 million compared $26.5 million in fiscal 2003.

         Riviana's domestic rice business experienced another challenging quarter. Price increases implemented in the first half of fiscal 2004 resulted in improved third quarter margins, however, the popularity of low-carbohydrate diets continued to impact retail rice volumes. The combined result of higher rice costs and sales mix yielded a 5% decline in operating income for the quarter, to $8.3 million, in spite of a 19% increase in sales, to $74.6 million. Retail unit volumes sales were down 2%

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with the high-margin instant and prepared rice categories experiencing a 5%
decline. Foodservice volumes were up 16% and lower margin export/commodity volumes were up 51%. Industrial specialty volumes were down 10%.

         The Company's Central American operations reported strong sales and higher operating income for the third quarter. Sales increased 17%, to $25.2 million and operating income was up 32%, to $3.3 million. At Kern, volumes of fruit juices and refried beans were 22% higher, and volumes of cookies and crackers at Pozuelo increased 19%.

          In Europe, operating income was $0.3 million on sales of $14.9 million for the third quarter. The 11% increase in sales reflected volume gains in industrial rice, frozen foods and dried fruits as well as favorable currency exchange rates. In future quarters, Riviana will no longer report sales for its European operations due to the creation of a new joint venture, S&B Herba Foods Limited. The transaction, which closed effective March 29, 2004, combines Riviana's U.K. subsidiary, Stevens & Brotherton (S&B), with Joseph Heap & Sons, Ltd., a subsidiary of Ebro Puleva, S.A. S&B Herba Foods, which is owned 51% by Ebro Puleva and 49% by Riviana, will be reported by Riviana as an unconsolidated affiliate.

         "We are pleased by the growth in our international segments," said Joseph A. Hafner, Jr., president and chief executive officer. "Our Central American operations are reporting strong results under extremely competitive market conditions, and our European business is reaping the benefits of increased volumes and efficiency. On April 16, 2004, S&B Herba Foods acquired Vogan & Company Limited, a miller and processor of rice and pulses located in Cambridge, England. This acquisition further strengthens our position in the U.K. adding more processing capability and distribution particularly in the ethnic rice and industrial rice sectors.

         "During the third quarter, we began to see improvements in our domestic rice business resulting from increased pricing to cover significantly higher rice costs," he continued. "While our domestic business reported a 5% decline in operating income, this is a significant improvement over the 32% decline reported in the second quarter."

         Hafner also noted that the impact of low-carbohydrate diets has been material to Riviana and the industry in general. "Currently, the rice category, except for brown rice, is declining," he said. "We are continuing to develop strategies to mitigate the impact of these debatable diet plans, including communicating the importance of a more balanced approach to nutrition through our 'Eat Rice, Eat

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Right' advertising and public relations campaign."

         For the quarter, net interest income decreased by $0.2 million due to a reduction in invested cash, and other income was approximately even with the prior year.

         As previously reported, Riviana will pay a quarterly cash dividend of $0.25 per common share on July 6, 2004, to stockholders of record June 1, 2004.

         Riviana will hold its quarterly conference call today, April 29, 2004, at 10:30 a.m. The call may be heard live on the Internet. To access the call, at the URL prompt, enter http://audioevent.mshow.com/163671. The conference call will be archived and available for replay using the same instructions until May 29, 2004.

         Based in Houston, Texas, Riviana Foods Inc. is one of the largest processors, marketers and distributors of branded and private label rice products in the United States. Principal brands include MAHATMA(R), Carolina(R) and SUCCESS(R). The Company has additional food operations in Central America and Europe.

         This press release includes forward-looking statements under the rules of the Securities and Exchange Commission. Although the Company believes that the expectations reflected in these statements are based upon reasonable assumptions, Riviana can give no assurance that these expectations will be achieved.

                                      #####
                           (COMPARATIVE TABLES FOLLOW)


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                       RIVIANA FOODS INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (In Thousands)


                                                                  March 28, 2004           June 29, 2003
                                                                  --------------           -------------
                                                                   (Unaudited)              (Audited)
                                ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                                         $ 19,442                 $ 22,586
  Marketable securities                                                   61                      219
  Accounts receivable                                                 46,805                   42,900
  Inventories                                                         67,335                   54,800
  Prepaid expenses                                                     4,303                    5,710
                                                                    --------                 --------
       Total current assets                                          137,946                  126,215

PROPERTY, PLANT AND EQUIPMENT, net                                   108,446                  108,024
INVESTMENTS IN UNCONSOLIDATED AFFILIATES                              14,629                   12,797
GOODWILL                                                               9,585                    9,585
OTHER ASSETS                                                          22,533                   17,329
                                                                    --------                 --------
       Total assets                                                 $293,139                 $273,950
                                                                    ========                 ========


                 LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current maturities and short-term debt                            $ 27,110                 $ 24,182
  Accounts payable and accrued liabilities                            44,264                   40,454
  Income taxes payable                                                 4,518                    3,945
                                                                    --------                 --------
       Total current liabilities                                      75,892                   68,581

DEFERRED INCOME TAXES AND OTHER LIABILITIES                           25,618                   24,319
STOCKHOLDERS' EQUITY                                                 191,629                  181,050
                                                                    --------                 --------
       Total liabilities and stockholders' equity                   $293,139                 $273,950
                                                                    ========                 ========

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                       RIVIANA FOODS INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                    (In Thousands, Except Per Share Amounts)


                                                           Three Months Ended                      Nine Months Ended
                                                               (Unaudited)                            (Unaudited)
                                                    ---------------------------------     ---------------------------------
                                                    March 28, 2004     March 30, 2003     March 28, 2004     March 30, 2003
                                                    --------------     --------------     --------------     --------------
NET SALES                                              $116,139           $ 99,367           $330,580           $292,810
COST OF SALES                                            88,065             71,784            250,094            209,988
                                                       --------           --------           --------           --------
    Gross profit                                         28,074             27,583             80,486             82,822
                                                       --------           --------           --------           --------

COSTS AND EXPENSES:
  Advertising, selling and warehousing                   12,763             13,115             37,627             38,425
  Administrative and general                              6,241              5,881             18,223             17,870
                                                       --------           --------           --------           --------
    Total costs and expenses                             19,004             18,996             55,850             56,295
                                                       --------           --------           --------           --------
    Income from operations                                9,070              8,587             24,636             26,527

OTHER INCOME:
  Interest income, net                                       47                213                733                728
  Other income, net                                         745                707              1,601              1,076
                                                       --------           --------           --------           --------
    Income before income taxes and
       minority interests                                 9,862              9,507             26,970             28,331

INCOME TAX EXPENSE                                        3,349              2,777              8,475              6,585
MINORITY INTERESTS IN EARNINGS
  OF CONSOLIDATED SUBSIDIARIES                              150                 25                396                236
                                                       --------           --------           --------           --------
    NET INCOME                                         $  6,363           $  6,705           $ 18,099           $ 21,510
                                                       ========           ========           ========           ========

    Earnings per share:
        Basic                                          $   0.44           $   0.47           $   1.26           $   1.51
        Diluted                                            0.43               0.46               1.22               1.48

    Dividends paid per share                           $   0.25           $   0.17           $   0.67           $   0.50

    Weighted average common shares
      outstanding:
        Basic                                            14,492             14,284             14,413             14,234
        Diluted                                          14,816             14,631             14,797             14,574
